Exhibit 99.1

Contact:	Anthony Farina
302-773-4418
anthony.r.farina@usa.dupont.com

DuPont to Acquire Danisco for $6.3 Billion

Combination Would Create a World Leader in Industrial Biotechnology

WILMINGTON, Del., Jan. 9, 2011 — DuPont has entered into a definitive agreement for the acquisition of Danisco, a global enzyme and specialty food ingredients company, for $5.8 billion in cash and assumption of $500 million of Danisco net debt.  Upon closing, this transaction would establish DuPont as a clear leader in industrial biotechnology with science-intensive innovations that address global challenges in food production and reduced fossil fuel consumption.

“Danisco is a premier company, a long-time successful partner of DuPont and a proven innovator committed to sustainable growth,” said DuPont Chair and CEO Ellen Kullman.  “Danisco has attractive, market-driven science businesses that offer clear synergies with DuPont Nutrition & Health and Applied BioSciences.”

“This transaction is a perfect strategic fit with our growth opportunities and will help us solve global challenges presented by dramatic population growth in the decades to come, specifically related to food and energy. In addition, biotechnology and specialty food ingredients have the potential to change the landscape of industries, such as substituting renewable materials for fossil fuel processes and addressing food needs in developing economies, that will generate more sustainable solutions and create growth for the company,” Kullman said.

The acquisition is expected to be financed with about $3 billion in existing cash and the remainder in debt.  The transaction is expected to close early in the second quarter and be cash and earnings accretive in 2012, the first full year of the combined entity.

DuPont has set its 2011 earnings per share outlook at a range of $3.30 to $3.60 per share. The anticipated impact of this transaction would reduce that outlook by $.30 to $.45 per share on a reported basis.

“Danisco has two well-positioned global businesses that strongly complement our current biotechnology capabilities, R&D pipeline, and specialty food ingredients, a combination that offers attractive long-term financial returns.  This also would create new opportunities across other parts of the DuPont portfolio, including traditional materials science offerings,” said Kullman.

Danisco is a leading technology-driven organization, with outstanding research and application development capabilities. The company has specialty food ingredients, including enablers, cultures and sweeteners, that generate about 65 percent of total sales; and Genencor, its enzymes division, represents 35 percent of total sales.  Danisco and DuPont are already joint venture partners in the development of cellulosic ethanol technology.  Danisco has nearly 7,000 employees globally with operations in 23 countries.

The acquisition is to be effected through a public tender offer by a subsidiary of DuPont for all of Danisco’s outstanding shares at a price of DKK 665 in cash per share.  Danisco has stated its intention to recommend the offer to its shareholders subject to and upon publication of the Offer Document relating to the tender offer following review by the Danish Financial Supervisory Authority.  The transaction is subject to customary closing conditions, including certain regulatory approvals and the tender of more than 90 percent of the Danisco shares in the tender offer.  DuPont has the right to waive such tender offer conditions and accept a lesser number of shares in certain cases.

Investors’ Webcast Monday

DuPont will host a webcast and slide presentation for shareholders, investors and the media at 9:00 a.m. (EST) Monday, Jan. 10, accessible through the DuPont Investor Center at www.dupont.com.

DuPont (www.dupont.com) is a science-based products and services company.  Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere.  Operating in more than 90 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.

This news release does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the tender offer or otherwise. The tender offer will be made solely by means of an Offer Document and the documents accompanying the Offer Document, which will contain the full terms and conditions of the tender offer, including details of how the tender offer may be accepted.  Danisco A/S shareholders are advised to read the Offer Document and the related documents when they are sent to them because they will contain important information.

Forward-Looking Statements: This news release contains forward-looking statements based on management’s current expectations, estimates and projections.  All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements.  Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; seasonality of sales of agricultural products; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations. Risks and uncertainties relating to the acquisition that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the tender offer; uncertainties as to how many of Danisco shareholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; if the tender offer is completed, failure to achieve the expected benefits of the proposed acquisition. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

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